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                                                                   Exhibit 99.1

                    CONSENT OF J.P. MORGAN SECURITIES INC.

   We hereby consent to (i) the use of our opinion letter dated February 20, 2002 to the Board of Directors of Legato Systems, Inc. ("Legato") included in Annex B to the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") of Legato and OTG Software, Inc., a Delaware corporation ("OTG"), related to the proposed acquisition of OTG by Legato, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          J.P. MORGAN SECURITIES INC.

                                          /s/  J. P. Morgan Securities Inc.

March 15, 2002